EXHIBIT 99-1









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                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of HPSC, Inc. or any subsequent acquisitions or dispositions of equity securities of HPSC, Inc. by any of the undersigned.

Date:  October 30, 1995

                                            HOLLYBANK INVESTMENTS, LP



                                            By: /s/ Dorsey R. Gardner
                                                  Dorsey R. Gardner
                                                  General Partner




                                            /s/ Dorsey R. Gardner
                                            Dorsey R. Gardner